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                                                                  EXHIBIT 12(A)

Ratio of Earnings to Fixed Charges:
(in thousands)

                                  Pro Forma                       Pro Forma
                                   3/31/99    3/31/99   3/31/98    12/31/98  12/31/98   12/31/97   12/31/96   12/31/95   12/31/94
                                   -------    -------   -------    -------   --------   --------   --------   --------   --------
Fixed charges:
Interest expense                    2,182      1,079     1,295      8,441      4,707      4,644      5,566      6,456      6,859
Rent expense*                       5,448      5,448     4,592     20,410     20,410     18,849     19,768     20,732     20,033
                                   ------     ------    ------     ------    -------    -------     ------     ------     ------
Total                               7,630      6,527     5,887     28,851     25,117     23,493     25,334     27,188     26,892
Net income from continuing
  operations b/f taxes             35,140     35,140    32,040    141,705    141,705     83,603     69,693     36,823     58,990
Add back fixed charges              7,630      6,527     5,887     28,850     25,117     23,493     25,334     27,188     26,892
                                   ------     ------    ------     ------    -------    -------     ------     ------     ------
Total                              42,770     41,667    37,927    170,556    166,822    107,096     95,027     64,011     85,882
Ratio                                 5.6x       6.4x      6.4x       5.9x       6.6x       4.6x       3.8x       2.4x       3.2x

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* Calculated by multiplying rent expense from operating leases by 33 percent.